Exhibit 99.1

For additional information contact:

Michelle Chase
Carrier Access
303.218.5562
mchase@carrieraccess.com

Carrier Access Announces Anticipated Third Quarter Results

Settlement Reached in SMTC Lawsuit

BOULDER, Colo.—Oct. 4, 2004— Carrier Access Corporation (NASDAQ: CACS), a leading provider of communications access technologies, today announced it expects fiscal 2004 third quarter revenues to be in the range of $21 million to $22 million [as compared with its previous expectations of revenues in the range of $24 million to $26 million.] As a result, the Company anticipates a net loss for the third quarter in the range of $0.07 to $0.10 per share, which includes recording a charge for the quarter in the amount of $2.1 million to reflect the settlement amount and legal expenses associated with the settlement of the litigation with SMTC Manufacturing Corporation of Colorado.

“As we stated in our Sept. 8, 2004, press release, recent GSM-based operator consolidation activity put significant pressure on our third quarter revenues,” said Roger Koenig, president, CEO and chairman, Carrier Access. “That, combined with the timing of certain orders, impacted our top line more than we previously anticipated. In addition, the settlement of the SMTC lawsuit will impact our bottom line by approximately $.06 per share. We believe the settlement is in the best interest of the Company to avoid the risks and expenses associated with litigation.”

“Despite these current events, we believe the long-term market fundamentals of optimizing wireless access infrastructure continue to be positive. As operators complete their consolidation, we believe our revenue and earnings will improve. We are focused on enhancing our market position in both wireless and Voice over IP access and improving our financial performance,” Koenig said.

These preliminary results are based on executive management’s initial analysis of third quarter operating results. The Company will announce its final results for the third quarter of fiscal 2004 on Tuesday, Oct. 19, 2004, at 4:30 p.m. EDT. Investors may listen to a live audio webcast of the conference call at www.carrieraccess.com.

Additionally, Koenig is scheduled to present at the Credit Suite First Boston Technology Conference on Nov. 30, 2004, in Scottsdale, Ariz. Investors may listen to a live audio webcast of the presentation at www.carrieraccess.com.

Background

On Aug. 16, 2002, SMTC Manufacturing Corporation of Colorado filed a breach of contract claim, and other related claims, for a total of $13.4 million against Carrier Access in Federal District Court, County of Adams, Colorado, based on an inventory-purchasing dispute. On Oct. 17, 2002, Carrier Access filed a breach of contract counterclaim, and other related counterclaims for $1.0 million. On Dec. 5, 2002, Carrier Access amended its counterclaim to seek damages of $27.0 million. Trial was scheduled in November 2004.

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution

This press release contains forward-looking statements about our anticipated 2004 third quarter operating results and our long-term prospects for growth, as well as our growth prospects in wireless and Voice over IP. These statements are subject to risks and uncertainties, including potential discrepancies between management’s initial estimates and the final operating results for the third quarter of fiscal 2004. We caution that our growth prospects and our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, consolidation among our customer base, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, problems with or at our customers, distributors, OEM’s and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.